MASTER DISTRIBUTION AND MANUFACTURING AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of this 15th day of February, 2010 (“Effective Date”) by and between Drinks Americas Holdings, Ltd. (“DA”), a Delaware corporation, having offices at 372 Danbury Road, Wilton, CT 06897, and Mexcor, Inc., a Texas corporation having an office at 8950 Railwood Drive, Houston, TX 77078 (“Mexcor”).  DA and Mexcor are sometimes referred to individually as a “Party” or collectively as the “Parties.”

STATEMENT OF FACTS:

WHEREAS, DA produces, packages, stores, promotes and markets wines, spirits, beer and other proprietary products on a worldwide basis, through designated producers wholesalers/distributors (and those sub-distributors that DA and each designated distributor may agree to appoint) sells such products in the United States and in certain foreign countries (with a desire to expand distribution in the United States and into other countries);

WHEREAS, DA possesses certain licensing and other rights to produce and have produced the products subject to this Agreement as well as rights to use the Recipes (as herein defined), certain trademarks, trade names, trade dress, copyrights, label designs, slogans, and logos and creative material related to iconic figures associated with the Products and/or used to identify the Products, whether registered, pending or pursuant to common law (collectively, the “Product Rights”) in connection the Products (as defined in the next paragraph);

WHEREAS, subject to the terms and conditions set forth herein, DA desires to have the alcoholic products now listed on Schedule A, and as amended from time to time pursuant to this Agreement (the “Products”), brewed, produced, packaged, labeled, stored, inventoried, warehoused, shipped, marketed, promoted, and distributed and sold by Mexcor (collectively, the “Services”) in the United States of America (hereinafter, “the Territory”), and Mexcor desires to provide the Services in the Territory pursuant to the terms and conditions set forth herein;

WHEREAS, consistent with the foregoing, DA desires to appoint Mexcor as the exclusive producer and master distributor for the Products in the Territory, and Mexcor seeks to become the exclusive producer and master distributor for the Products;

WHEREAS, Mexcor may appoint sub-distributors and sub-producers for the production and distribution of the Products and may continue such relationships now utilized by DA.

NOW, THEREFORE, in consideration of the premises and agreements set forth herein, and other good and valuable considerations, the parties hereto, intending to be legally bound, do hereby promise and agree to the terms and conditions herein contained.

INTRODUCTION

1.	OVERVIEW.

a.
This Agreement contemplates that all production and distribution activities with respect to the Products in the Territory will, during the Term (as will be defined hereinafter) of this Agreement, and except as otherwise provided herein, including in Section 9 hereof, be undertaken by Mexcor at Mexcor’s sole cost and expense, in accordance with the terms of this Agreement.  This Agreement shall be interpreted in accordance with this overall intention of the parties.  Consistent therewith, any financial obligation not specifically allocated to Mexcor under this Agreement which relates to the Products in the Territory will hereinafter be borne by Mexcor.  The operational obligations of Mexcor as set forth in the definition of “Services” are not intended to be all inclusive, and Mexcor and DA will amend this Agreement as necessary from time to time to deal with any operational responsibilities which were not included in the definition of Services, so as to satisfy the intention of the parties described herein.  Notwithstanding the foregoing, Mexcor is not responsible for any payables of DA which have accrued prior to the Effective Date.

b.
This is an agreement under which Mexcor will provide the Services with respect to the Products within the United States of America (the “Territory”), as more fully described herein.  Mexcor will perform the Services in accordance with industry standards and practices.  For each Product initially and/or hereinafter listed in Schedule A by way of amendment pursuant to this Agreement, Mexcor shall have the exclusive right to perform the Services until termination of the Agreement and/or, with respect to a specific Product, removal of the Product from Schedule A by DA under the terms and conditions this Agreement.

c.
DA hereby grants, and Mexcor hereby accepts, an exclusive sub-license of the Product Rights and other proprietary rights of DA to produce, brew, package, label, store, inventory, warehouse, ship, market, promote, distribute and sell the Products within the Territory with the right to sub-license to sub-producers and sub-distributors in accordance with the terms hereof (collectively, the “Mexcor Sublicense”).  The Mexcor Sublicense shall terminate upon the termination of the Agreement and/or, with respect to a specific Product, removal of the Product from Schedule A by DA under the terms and conditions this Agreement.

d.
DA developed either alone or with others the formulations and recipes for the Products (the “Recipes”).  Other than for purposes of fulfilling its obligations under this Agreement, Mexcor shall not brew or replicate any beverage product utilizing the Recipes and shall treat the Recipes as confidential and proprietary information belonging to DA, as provided in Section 23 hereof.  Mexcor may sub-license the Recipes to sub-producers with the consent of DA, which will not be unreasonably withheld.

2.	PRODUCT ADDITONS.

a.
DA and Mexcor may by mutual agreement amend Schedule A to include additional products that are in DA’s current product portfolio on such terms as they shall agree (“Additional Products”).  Any such Additional Products shall become Products subject to the terms and conditions of this Agreement.

b.
DA contemplates that it will develop additional alcoholic products (“New Beverages”) and potentially license and/or create trademarks, trade and/or brand names, logos and other similar proprietary rights with respect to such alcoholic beverages.  If and when DA develops any such New Beverage(s), it shall advise Mexcor in writing of its intent to introduce such New Beverage(s) into the marketplace, together with such information it has available to it in connection with such New Beverage.  Within twenty (20) days after Mexcor receives such writing, DA and Mexcor will discuss whether the New Beverage(s) should be added to Schedule A, and thereby cause the New Beverage(s) to become a Product subject to the terms and condition of this Agreement.  Provided that DA and Mexcor agree to the economic terms which will apply to the addition of such New Beverage(s), Schedule A shall be amended and the New Beverage added to the product list on Schedule A.

3.
MODIFICATION OF PRODUCT LIST.  At DA’s sole discretion, any Product listed now or subsequently listed on Schedule A may be removed by DA from such schedule, and therefore no longer be a Product subject to this Agreement, in the event the sales of the Product set forth on Schedule B attached hereto (the “Required Product Threshold”) are not achieved.  In such case, the removed Products will no longer be subject to this Agreement and all rights granted to Mexcor hereunder concerning the removed Product, including all sublicenses of Product Rights will terminate upon written notice from DA to Mexcor.  Upon removal of a Product, Mexcor will immediately cancel new production of the removed Product, but will be allowed to fulfill outstanding orders and distribute all finished inventory and current production scheduled to be packaged at the time of removal.

4.	TERM.

a.	This Agreement shall become effective on the Effective Date and shall remain in effect for an initial period of five (5) years (the “Initial Term”), unless terminated earlier as provided for herein.

b.
Following completion of the full five (5) year Initial Term, this Agreement shall automatically renew and shall remain in effect for an additional period of ten (10) years (the “Renewal Term” and, together with the Initial Term, the “Term”), provided that (i) the aggregate net sales of the Products during the Initial Term are at least $8,000,000 (hereinafter, “the Renewal Criteria”).  As used throughout this Agreement, “net sales” of a Product means gross sales of the Product less any returns.

c.
DA and Mexcor shall meet not less than ninety (90) days prior to the expiration of the Initial Term to discuss whether the Renewal Criteria will likely be satisfied, with Mexcor providing documentation as to net sales of the Products realized through the last practicable date, not less than ten (10) days prior to said meeting.

d.
In the event the term of this Agreement is not automatically renewed, at DA’s option this Agreement will remain effective for a ninety (90) day period to allow DA to transition provision of the Services.

e.
The Parties agree that DA’s choice of Mexcor is in reliance on its current ownership and management.  Accordingly, DA may terminate this Agreement with a minimum of thirty (30) days written notice if Mexcor sells a substantial portion of its assets and/or undergoes a change in ownership involving fifty-one (51%) or more of Mexcor’s current shareholders.

f.
The Parties agree that DA’s ability to sub-license the Product Rights is essential to this Agreement.  Therefore, and notwithstanding any provision contained in this Agreement, DA may remove any specific Product from Schedule A if DA loses its right to sub-license Product Rights relating to such Product, provided, however, that any minimum sales requirements of Mexcor set forth in this Agreement will be reduced by an amount reasonably determined by the Executive Committee if DA’s loss of licensing rights is no fault of Mexcor’s.

5.
PAYMENT OF LICENSE FEES AND MISCELLANEOUS FEES.  For each case or case equivalent of Product distributed by Mexcor during the Term of this Agreement, Mexcor will pay DA, on a per-case basis, the License Fee for the Product as set forth in Schedule A.  The amounts accrued for each month under this paragraph shall be payable on the fifteenth (15th) day of the succeeding month.  Mexcor will provide, and will cause any sub-producers and/or sub-distributors to provide, the Services in accordance with any audit and/or inspection rights of Product Rights Owners set forth in any agreement between the Products Rights Owners and DA.

6.
MEXCOR COMPENSATION.  In compensation for its performance of the Services, Mexcor will be entitled to retain that portion of the net sales proceeds from sales of the Products which remain after it has satisfied all of its obligations hereunder, including all production costs, cost of components, marketing expenses, expenses related to brewing and production, the production, maintenance and warehousing of inventory, the payment of the License Fees and the Drinks Fees referred to in Schedule A attached hereto.

7.
BRAND PARTICIPATION BY MEXCOR.  In the event that during the Term of this Agreement DA sells any of the Product Rights and related rights relating to one or more Products which are listed on Schedule A at the time of sale, or, if the sale occurs after the termination of this Agreement or after the Product(s) has been removed from Schedule A, provided that Mexcor has satisfied the Required Product Threshold for the Product set forth in Schedule B for the eighteen (18) months following the Effective Date, DA shall pay Mexcor:

a.
for Product Rights relating to Products included in this Agreement on the Effective Date (collectively, with Additional Products, “the Initial Products”), five percent (5%) of the net consideration realized by DA in connection with such sale; and

b.	for Product Rights relating to New Products, twenty percent (20%) of the net consideration realized by DA in connection with such sale.

To the extent that any consideration realized by DA from such sale consists of a promissory note, stock or securities or any other property, DA will use its best efforts to cause the purchaser of any such Products to issue to Mexcor, on the closing of such sale, 5% (in the event of Initial Products) or 20% (in the event of New Products) of the notes, stock, securities or other property otherwise payable to DA.

8.	EQUITY COMPENSATION.

a.
Shares.  In consideration for Mexcor’s obligations set forth in this Agreement, within ten (10) days of the Effective Date, DA shall issue and deliver to Mexcor twelve million (12,000,000) shares of its common stock having $0.001 par value (the “Shares”), which shall bear the following legend:

RESTRICTIONS ON TRANSFERS

“THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD UNLESS AND UNTIL THEY ARE SO REGISTERED OR THE CORPORATION RECEIVES AN OPINION OF COUNSEL REASONABLY ACCEPTABLE TO IT STATING THAT AN EXEMPTION FROM SUCH ACT IS AVAILABLE.”

b.	Mexcor represents and acknowledges that:

(i)
it is an “Accredited Investor” as defined in Regulation D of the 1933 Act, and that it understands that the Shares have not been and will not be registered under the 1933 Act or under the securities laws of any state, territory or jurisdiction of the United States;

(ii)	it is acquiring the Shares for itself and not for the account of any other person and not with a view to resale or distribution of the Shares in violation of the United States securities laws;

(iii)
it has received no representations of any type from any person with respect to the present or future value of the Shares or the prospects of DA and that it has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to an investment in the Shares. Mexcor understands that the Shares are restricted securities in the United States and cannot be resold in the United States or transferred in the United States unless they are registered under the United States Securities Act of 1933 (the “Act”) or pursuant to an exemption from such registration, and in accordance with applicable United States and/or state securities laws, and that prior to such sale in the United States, Mexcor will be required to and will furnish to DA an opinion of counsel reasonably satisfactory to DA establishing the basis on which such sale is permitted under the Act and such state securities laws.

c.
Warrants.  In addition the forgoing, DA will issue to Mexcor warrants to acquire two million (2,000,000) shares of DA’s common stock at such time as Mexcor realizes $8,000,000 of net sales of Products (the “First Warrants”), and additional warrants to acquire two million (2,000,000) shares of DA’s common stock  at such time as Mexcor realizes twelve million dollars ($12,000,000) in net sales of Products over a twelve (12) month look-back period (the “Second Warrants”), provided such criteria are satisfied during the Initial Term.

d.
Furthermore DA will issue to Mexcor, warrants to acquire 2,000,000 shares of DA’s common stock for each Product introduced by Mexcor that is added to Schedule A such that the brand becomes a Product (“Mexcor’s Additions”), provided that (i) Mexcor agrees in writing that DA will receive not less that 20% of any amount realized by Mexcor on the sale of Mexcor’s interest in the Mexcor Addition consistent with the rights granted by DA to Mexcor under Section 7 hereof, and (ii) DA receives not less than $75,000 in Drinks Fees as a result of sales of such Product in the ordinary course of business or Mexcor sells not less than 20,000 case equivalents of a Mexcor Addition (the “Third Warrants”).  The addition of Products to Schedule A under this subsection will only take place if DA will receive Drinks Fees on the sales of the Mexcor Addition consistent in amount to the fees it received with respect to the Initial Products and DA consents to the amendment of Schedules A and B consistent therewith.

e.
The First, Second and Third Warrants will be exercisable for a period of five (5) years from the date of issuance at an exercise price of 75% of the average closing price of DA common stock over the fifteen trading days immediately preceding issuance of the warrants.

f.
Mexcor agrees that with respect to the Shares and the shares of common stock it acquires on exercise of the First, Second and Third Warrants (the “Mexcor Securities”) that it will not sell, in any calendar week, more than 25% of the average weekly trading volume of DA’s common stock on the OTCBB (or such other market on which its common stock trades, if it does not trade on the OTCBB), during the previous calendar quarter, and that prior to such sales, it will provide DA written notice of not less than 10 trading days in advance of such sale, of its intent to sell a specified number of shares, within 5 days of which, DA may acquire such shares at a purchase price equal to the averaging closing price for DA’s common stock for the five day period preceding the day notice is given to DA.

9.
DA’S CONSULTING SERVICES.  DA will provide general consulting services (the “Consulting Services”) with respect to iconic and general product marketing and development, regional and national marketing services (for example, newspaper advertising, radio advertising, billboards and similar matters), regulatory compliance, production, relationships with Product Rights Owners (as hereinafter defined), as well as such other items as are provided for herein and as to which the parties may mutually agree.  DA will be primarily responsible for all such matters.  DA will be reimbursed for any costs it incurs to third parties in performing the Consulting Services described hereunder, provided that reimbursement to DA will not exceed the current “Marketing Allocation” balance set forth on Schedule A.  In order to provide the Consulting Services referenced in this Section, DA will use it best efforts to maintain on its staff, at its expense, a product production executive and a marketing and events manager. and Mexcor will cooperate with such individuals by providing access to marketing and promotional events and such individuals will interact with members of Mexcor’s staff as well as the special staff referenced in Section 11 hereto.

10.	DRINKS ROYALTIES.

a.
Drinks Fees.  In consideration for the licenses and sub-licenses issued by DA to Mexcor hereunder, the other rights granted by DA to Mexcor in connection with the Products and for the Consulting Services, Mexcor will pay to DA a per-case or case equivalent royalty in the amount listed under the caption “Drinks Fees” on Schedule A attached hereto, which will increase by ten percent (10%) on August 15, 2011, with additional 10% increases (compounded) on August 15 of each successive year during the Initial Term.  In addition to the foregoing, for each case of Damiana 750 ml or Damiana 50 ml (collectively, “the Damiana Products”) distributed by Mexcor during the Term of this Agreement, Mexcor will pay to DA $10.00, provided, however, that except for this fee, the Damiana Products are not Products within the meaning of this Agreement.

b.
Minimum Royalties.  For the first full twenty-one (21) calendar months following the Effective Date, Mexcor will pay DA the greater of (i) the Drinks Fees described under Section 10.a (including fees calculated on the Damiana Products), or (ii) the following minimum royalty payments (the “Minimum Royalties”):

Time Period	Monthly Minimum Royalty
Months 1–3	$0
Months 4-6,	$20,000
Months 7–9	$35,000
Months 10–21	$50,000

c.
Time for Payment.  The Minimum Royalties for each month are payable on the fifteenth (15th) day of that month.  Notwithstanding the foregoing, in the event the accrued Drinks Fees for the preceding month under Section 10.a is greater than the Minimum Royalty for such preceding month, such greater amount (the “Excess Payment”) will be payable on the fifteenth (15th) day of the current month along with the Minimum Royalty payable with respect to the current month.  The Parties will reconcile any net over- or underpayments not less than once every six months during the Term of this Agreement.

d.
Efficiencies.  On each anniversary of the Effective Date, Mexcor and DA will review any cost savings with respect to the production of the Products (including component parts) that have been realized during the previous twelve (12) month period measured against the cost-of-goods-sold (COGS) set forth in Schedule A on the Effective Date..  Such cost savings are anticipated to occur as a result of Mexcor assuming the production responsibilities with respect to the Products.  Fifteen percent (15%) of the gross production savings, measured against the COGS set forth in the original Schedule A, will be added to the Drinks Fees otherwise payable to DA under Section 10.a, which addition will accrue promptly with respect to sales of Products commencing the day after such anniversary date.

For example, if Old Whisky River Bourbon’s Drinks Fee is ten dollars ($10) dollars per case or case equivalent and the production costs related to Old Whiskey River were reduced over the first year of the Agreement from the current $73.25 to $63.25 (a net saving of $10.00), the Drinks Fee with respect to this Product would be increased by 15% of $10, or $1.50, resulting in a revised Drinks Fee of $11.50.  If during the second year of the Agreement, the productions costs increased from $63.25 to $73.25 (a net increase from the first year, but no net increase or decrease when measured against the COGS on the Effective Date), to the extent not counterbalanced by a pricing increase, the Drinks Free for this Product will return to $10.00.

e.
DA acknowledges that the COGS set forth in Schedule A were provided by DA to Mexcor, and represents that those COGS are true and correct.  In the event that actual COGS vary from that set forth in Schedule A by more than 5%, Schedule A shall be appropriately amended.

f.	If profit margins for one or more Products increases as a result of price increases, the parties will negotiate an adjustment in the Drinks Fees for such Products(s) in good faith.

ADMINISTRATION

11.
SPECIAL STAFF.  In addition to any and all personnel required to fulfill Mexcor’s responsibilities hereunder, Mexcor will also hire one sales manager for the Products selected by DA who is listed on Schedule C, attached hereto, to be compensated at substantially the rate of compensation which he/she currently receives, provided, however, that Mexcor shall not be obligated to maintain that position more than six months from the Effective Date if maintaining the position is not economically justifiable.  In the event such individual were not to continue providing services to Mexcor hereunder during the six-month period, DA can nominate replacements, reasonably acceptable to Mexcor, who will be similarly compensated.  Mexcor will also consider retaining one metro New York sales representative at a level of compensation reasonably acceptable to Mexcor.

12.
EXECUTIVE COMMITTEE.  Mexcor will use its best efforts to provide the Services in a manner that maximizes cost efficiencies and sales of Products and in doing so shall make the day-to-day decisions in the ordinary course of business in connection with the matters for which it is responsible hereunder, in all cases in accordance with the terms of this Agreement.  However, in performing the Services, Mexcor shall report to an Executive Committee, which will have the authority to make decisions with respect to more significant issues not typically viewed as ordinary-course-of-business decisions.  The more significant decisions which are not “ordinary course” decisions will be determined exclusively by the Executive Committee.  The Executive Committee will be formed by DA and Mexcor and consist of one nominee of DA, one nominee of Mexcor, and a third person to be selected jointly by DA and Mexcor.  Notwithstanding the foregoing, DA will make all decisions relating to Product Rights, relations with Product Rights Owners (as hereinafter defined), intellectual property, the appearance of the Product, or relationship with the iconic figures whose name, image or likeness or is related to the brand or who otherwise sponsors the brand or Product in any form.  In addition, decisions relating to the quality of the brand and marketing decisions related to any of the forgoing will also be made by DA.

13.
DUTIES OF MEXCOR. In performing the Services, Mexcor’s obligations, which it can satisfy through sub-contractors reasonably acceptable to DA, provided that Mexcor causes the obligations listed hereunder to be satisfied by such sub-contractors, which will in all cases be in accordance with applicable laws, will include, but not be limited to the following:

a.	Mexcor shall produce each Product in quantities sufficient to meet purchase orders for each Product.

b.
The Products shall be produced in strict accordance with the Recipes, and Mexcor shall not change the Recipe for any Product in any manner without the prior written consent of DA. If required by any state or federal agency, Mexcor shall provide samples of the Product for analysis, with costs for such analysis to be paid by Mexcor.

c.
Mexcor shall be responsible for purchasing, at its cost, all ingredients and packaging materials for the Products based upon its sales forecasts. Mexcor shall ensure that all ingredients and packaging materials conform to DA’s specifications and are fit for their intended use.

d.
Mexcor shall obtain, with DA’s assistance, appropriate Certificates of Label Approval from the Alcohol and Tobacco Tax and Trade Bureau (“TTB”) and properly register the Products with any federal, state or local regulatory authority and take any other actions required to perform the Services in accordance with applicable laws. All costs incurred in obtaining state and federal label approvals, state brand registrations and other satisfying legal requirements shall be borne by Mexcor.

e.
Subject to any applicable laws, DA will provide to Mexcor a letter granting Mexcor authorization to use all DA Certificates of Label Approval from the TTB and indicating that Mexcor is the United States importer for those brands.

f.
Mexcor shall be responsible for sales of the Products and related matters including, but not limited to invoicing, collection of receivables, payment of taxes, and reconciliation of purchaser accounts.

g.
For each calendar month during this Agreement, Mexcor will provide DA with a detailed report to include, but not be limited to, (i) the quantity of each Product produced, and (ii) gross and net sales by customer for each Product, (iii) revenues collected on a per-Product basis, (iv) taxes paid and (v) any other description of Mexcor activities, costs or receipts reasonably requested by DA relating to the Products.

h.
Mexcor shall be responsible to pay all federal, state of and/or local excise and other taxes on Products including those applying with respect to the sale of Products.  Mexcor shall also prepare and file required monthly production and shipment reports and any other reports required under applicable laws.

i.
At any time during the Term of this Agreement, and for a period of four (4) years thereafter, but in any event not more than once every calendar year, DA shall be entitled to retain an independent and qualified auditor to audit the books and records of Mexcor for the sole purpose of confirming the accuracy of accrued royalties and payments due hereunder.  Any such audit shall be performed during normal business hours and at DA’s expense, provided, however, that if such audit reveals an underpayment of five percent (5%) or more of the amount that should have accrued or should have been paid to DA for the period audited, then Mexcor shall bear the full expense of such audit.  In the event of any underpayment of royalties, Mexcor shall promptly remit to DA all amounts due.

14.	PACKING AND QUALITY.

a.
Mexcor shall be responsible for all packing filled and sealed into containers in sizes, only as approved by DA, and the labeling of Products, as selected by DA, in accordance with applicable laws. Containers shall be packed in secondary packaging approved by DA, properly sealed, and placed onto pallets in a shrink-wrapped standard configuration.

b.	Mexcor will apply or request sub-producers apply a printed production code upon each container indicating the date of production for the Product contained therein, or its “Best Before Date.”

c.	The design, composition, and dimensions of all primary and secondary packaging shall be determined by DA and shall not be changed by Mexcor without DA’s written approval.

d.	Mexcor will monitor production and packaging of each Product in accordance with Mexcor’s standard quality assurance procedures.

e.	Any and all consumer complaints received by Mexcor relating to the Products shall be forwarded to DA and Mexcor shall promptly respond to the complaint.

15.
MARKETING BUDGET. A specific per-case amount per Product, determined by the number of cases of each Product sold, as set forth on Schedule A under the caption “Marketing Allocation,” shall be set aside and expended by Mexcor for marketing of each Product.  The type of marketing activities and the specific related costs shall be subject to the agreement of DA and Mexcor, however, DA’s consent will be required with respect to the foregoing.

16.
APPOINTMENT OF SUB-DISTRIBUTORS AND SUB-PRODUCERS.  Mexcor shall have the right to appoint sub-distributors and/or sub-producers to distribute and/or produce the Products, provided, however, that Mexcor shall ensure that any sub-producer, sub-distributor, or other party that fulfills all or part of Mexcor’s obligations hereunder will perform such services consistent with the terms of conditions of such all this Agreement and all applicable laws.

17.	INSURANCE.

a.
Mexcor shall, at its expense, maintain product liability insurance during the Term of the Agreement and for three (3) years after termination, in an amount of one million dollars ($1,000,000) per incident and two million dollars ($2,000,000) in the aggregate.  Mexcor shall provide DA with a certificate of insurance evidencing the existence of this coverage no later than thirty (30) days after execution of this Agreement.  Mexcor’s policy shall name DA as a co-insured and provide that DA will be given at least ten (10) days prior notice of cancellation or expiration of the policy.

b.
Mexcor shall procure and maintain in full force and effect workman’s compensation, general liability, bodily injury, and public liability property damage insurance policies including broad form vendor’s coverage in an amount of not less than five-hundred thousand dollars ($500,000).  Mexcor shall, on an annual basis, furnish DA with a certificate of insurance evidencing that it has such insurance coverage.  Mexcor agrees to notify DA at least ten (10) days prior to the cancellation or expiration of such policies.

c.	Mexcor shall maintain sufficient insurance to protect the Product Rights, and shall notify DA at least ten (10) days prior to the cancellation or expiration of such insurance.

REPRESENTATION AND WARRANTIES

18.	REPRESENTATIONS AND WARRANTIES.

a.
Each party represents and warrants to the other party that it is duly organized and in good standing in its respective jurisdiction of organization, that it has the authority to enter into and perform this Agreement, and that the consummation of this Agreement will not violate any agreement or judicial order to which it is a party or by which it is bound.

b.
DA represents and warrants that it is authorized to sub-license the Products Rights to Mexcor to the extent required for Mexcor to perform the Services.  DA warrants that the Products Rights do not, to the best of DA's knowledge, infringe upon any copyrights, patents, trademarks, trade dress, or other property rights of any person, firm or entity.  DA further represents and warrants that it is unaware of any current, potential, and/or threatened claim for infringement of a third-party’s intellectual property rights relating to the Products Rights.

c.
Mexcor represents and warrants to DA that (i) it currently has, will acquire, and/or will maintain during the term of this Agreement, all state and federal licenses, permits, registrations and certificates necessary to produce or have produced, package, import, store, distribute and sell the Products and to satisfy its obligations hereunder and that Mexcor will use its best efforts to cause any sub-producers or sub-distributors to  have and maintain all such licenses, permits, registrations and certificates, (ii) all Products will be brewed and packaged in strict accordance with the Recipe and be free from adulteration and foreign contaminants, (iii) both DA and the Product Rights Owner, as more fully described herein, may inspect production records and operations related to the Product upon request and during normal Mexcor business hours, (v) it will follow and that Mexcor will use its best efforts to cause sub-producers to follow good manufacturing practices in the production of the Products and all Products shall be of a good and merchantable quality and fit for the purpose for which intended, and (vi) the Recipe and production and packaging of the Products will be in accordance with all applicable state and federal and foreign laws.

d.	EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO OTHER WARRANTIES AND HEREBY DISCLAIM ALL OTHER WARRANTIES, EXPRESS OR IMPLIED.

19.	PRODUCT RIGHTS.

a.
Mexcor recognizes that the Product Rights have great value and acknowledges that certain of the Product Rights are licensed and not owned by DA and all accompanying rights thereto, including all goodwill, are the property of the  owner of the Product Rights (the “Product Rights Owner”).  Mexcor shall not, during the term of this Agreement or anytime thereafter, assert any right of ownership over the Product Rights in any manner, use the Product Rights other than in accordance with the terms of this Agreement, or otherwise misappropriate the Product Rights for its own use and gain.

b.
Mexcor agrees that it will not, in any manner, disparage or diminish the image and quality of any of the Products, the Product Rights, or of the  owners of the Product Rights (the “Product Rights Owners”) and, other than as expressly permitted under this Agreement or with the written consent of DA, shall never (i) engage in any communications, public relations, promotion marketing, or sales activities relating to Mexcor’s involvement with production of the Products, or the affiliation of the Products with the Product Rights Owners, or (ii) make use, in any way, of the Products, the Product Rights, or of the name or likeness of the Product Rights Owner, or any affiliate thereof, except in furtherance of this Agreement.

c.
Mexcor shall cooperate with DA in preserving and protecting the integrity and value of the Product Rights. Mexcor agrees to indemnify and hold DA harmless for any misuse or misappropriation of the Product Rights by any person including any sub-distributor or sub-manufacturer, and to compensate DA for any damages incurred as a result of such misuse or misappropriation by Mexcor or sub-distributor or sub-producer.

d.
Mexcor acknowledges and expressly agrees that the Product Rights Owners (other than DA and its affiliates) are not a party to this Agreement, and Mexcor shall have no recourse whatsoever, whether based in law or in equity, against the third-party Product Rights Owner for any claim Mexcor may have arising from this Agreement.  To the extent Mexcor may, under any law, have any claim against third-party Product Rights Owner arising from this Agreement, Mexcor hereby expressly and unequivocally waives such claim in its entirety and will indemnify the third-party Product Rights Owners for any and all costs, expenses, or damages, including attorney fees, incurred by the Product Rights Owners resulting from Mexcor taking any action inconsistent with Mexcor’s stated waiver and agreement contained in this paragraph.

OTHER AGREEMENTS AND ACKNOWLEDGEMNTS

20.
RELATIONSHIP OF THE PARTIES. Mexcor and DA shall be deemed independent contractors and nothing herein contained shall be construed to create any partnership, joint venture, agency, or employment relationship between the parties.  Neither party shall have the power or right to bind the other party to any third party.

21.	INDEMNIFICATION.

(a)
Mexcor agrees to defend, indemnify and hold DA harmless against any and all claims, costs, damages, liabilities, expenses, losses, causes of action (including reasonable attorneys fees) arising out of, due to, or in any way connected with (i) Mexcor’s breach of any agreement, representation, or covenant contained in this Agreement, (ii) Mexcor's failure to properly perform the Services including to properly produce, package, and distribute the Products, or (iii) any violation by Mexcor of federal or state law.

(b)
DA agrees to defend indemnify and hold Mexcor harmless against any and all claims, costs, damages, liabilities, expenses, losses, causes of action (including reasonable attorneys fees) arising out of, due to, or in any way connected with (i) DA’s breach of any agreement, representation or covenant contained in this Agreement; or (ii) DA’s failure to properly perform its obligations hereunder.

22.	TERMINATION FOR CAUSE AND DAMAGES.

a.
In addition to any other termination provision contained herein, either party may terminate this Agreement for a material breach by the other party upon ninety days (90) days written notice to the other party, provided, however, that the party receiving notice shall have ninety (90) days to cure or remedy any deficiency or alleged breach contained in the notice received.

b.	This Agreement may be terminated if either party fails to make payment for any undisputed amounts due under this Agreement within fifty-five (55) days after receipt of written notice.

c.
Upon termination of this Agreement, Mexcor will immediately cancel new production of the Products, but will be allowed to fulfill outstanding orders and distribute all finished inventory and current production scheduled to be packaged at the time of termination.

d.
Any claim by either party arising out of or relating to this Agreement must be brought no later than 365 days after the latter of: (i) the date the claim arises, or (ii) the date the claimant first becomes aware of the claim.  Claims not brought within the time provided herein shall be barred.

e.
Claims for money damages arising out of any action amounting to a breach of this Agreement by either party shall be limited to the actual damages caused by said breach.  Neither party shall be entitled to any consequential, special or exemplary damages.  Either party may make a claim for equitable relief.

23.	CONFIDENTIALITY AND IMPLEMENTATION.

a.
DA, in addition to granting the sub-licenses to Mexcor provided in this Agreement, DA may provide Mexcor with designs for primary and secondary packaging materials, marketing plans, and other information, materials, and instructions related to the Product, the Product Rights, the Product Rights Owner, the brand name, and the trade name (all of the foregoing is to be considered as “Confidential Information.”  Mexcor will implement all such designs and instructions of DA with respect to the foregoing.

b.
A party’s Confidential Information, and all other materials, information, data or records provided by one party to the other relating to this Agreement shall be the sole and exclusive property of the party providing such materials (collectively referred to as “Confidential Information”).  The parties agree that all Confidential information provided to either party by the other in connection with this Agreement shall not be disclosed to any other person and shall only be used in the performance of this Agreement and for no other reason.  Each party shall return the original and all copies of any Confidential Information promptly following termination of this Agreement.

c.
In the event of any breach of confidentiality, the injured party may seek injunctive relief against the other party's disclosure of the Proprietary and Confidential Information and be entitled to damages for each individual instance of disclosure whether or not such instances of disclosure are of the same Proprietary and Confidential Information. This agreement of confidentiality and non-disclosure shall not apply to information which (i) is in the public domain at the time of the receipt from the other party, or which comes into the public domain without breach of an obligation hereunder; (ii) is known and can be shown to be known by one party at the time of receipt from the other party; (iii) becomes known to one party through a third source whose acquisition was independent of the other party and not in breach of any obligation under this Agreement; or (iv) is required to be disclosed under applicable laws.

24.
ENTIRE AGREEMENT.  This Agreement and the exhibits referred to herein constitute the entire Agreement between the parties pertaining to the subject matter hereof, and supersede all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein.

25.
SEVERABILITY.  If any term or provision of this Agreement shall, to any extent, be determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforceable to the extent permitted by law.

26.	MISCELLANEOUS.

a.
Governing Law and Venue.  This Agreement shall be construed and interpreted according to the laws of the State of Texas without reference to its conflicts of laws principles.  The Parties agree that any dispute arising out of this Agreement shall be brought Harris County, Texas or, in the case of federal jurisdiction, the United States District Court for the Southern District of Texas, Houston Division.

b.
Notwithstanding the foregoing, any dispute between the parties as to conformity of Products to the Recipe shall be determined by Brewing and Distilling Analytical Services, 128 Shady Lane, Lexington, KY 40503, at the expense of DA.

c.
Attorneys' Fees.  If either party brings an action to enforce this Agreement, or to declare rights under this Agreement, the prevailing party in any such action shall be entitled to its reasonable attorneys' fees to be paid by the losing party.

d.
Assignment.  Either party may assign this Agreement, subject to all of the terms and provisions hereof and to the written consent of the non-assigning party, which may be withheld by DA in its sole discretion but may not be unreasonably withheld by Mexcor.  All provisions of this Agreement shall be binding upon the respective employees, delegates, successors, heirs and permitted assignees of the parties.

e.
Notices.  Unless otherwise specifically provided herein, all communications or notices required or permitted by this Agreement shall be in writing and shall be deemed to have been given at the earlier of the date when actually delivered to an officer of the other or three (3)  days after mailing in the United States mail via certified or registered mail, return receipt requested, and addressed as follows, unless and until either party notifies the other of a change of address:

If to Mexcor:
Mr. Eduardo Morales
Mexcor, Inc.
8950 Railwood Drive
Houston, Texas 77078

If to DA:
Mr. J. Patrick Kenney, CEO
Drinks Americas Holdings, Ltd.
372 Danbury Rd.
Wilton, CT 06897

f.
Waiver and Modification.  Unless otherwise specifically provided herein, no waiver or modification of any of the terms of this Agreement shall be valid unless in writing and signed by both parties.  No waiver by either party of a breach or default under this Agreement shall be deemed a waiver by such party of a prior or subsequent breach or default of a like or similar nature.

g.
Force Majeure.  In the event that either party is prevented or delayed from performing its obligations under this Agreement by virtue of fires, labor strikes, labor disputes, accidents, sabotage, federal or state legislation, or orders there under, judicial action, acts of God, war, acts of terrorism, or civil commotion, such nonperformance shall be excused and shall not constitute a default under this Agreement; provided, that in the event that such nonperformance continues for a period in excess of three (3) consecutive months, either party shall have the option to terminate this Agreement immediately upon written notice.

h.
Further Instruments.  The parties shall execute and deliver any and all other instruments and shall take any and all other actions as may be reasonably necessary to carry out the intent of this Agreement.

i.
Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The descriptive headings herein are inserted for convenience only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. DA and Mexcor hereby acknowledge that this Agreement shall not be construed in favor of one party more than the other based upon which party drafted the Agreement.

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the day and year first above written.

Drinks Americas Holding, Ltd.	Mexcor Distributors
By:	By:
Title:	Title: